Exhibit 10.3
DOLLAR TREE, INC.

2021 OMNIBUS INCENTIVE PLAN

LONG-TERM PERFORMANCE PLAN

AWARD AGREEMENT

This AWARD AGREEMENT (the “Agreement”), is effective as of the “Date of Grant” specified in the accompanying Notice of Grant (the “Notice of Grant”), by and between Dollar Tree, Inc., a Virginia corporation, (the “Company”), and the “Grantee,” as defined in the Notice of Grant.

W I T N E S S E T H:

The Dollar Tree, Inc. 2021 Omnibus Incentive Plan (the “Plan”) provides for the grant of Restricted Stock Units in accordance with the terms and conditions of the Plan, which are incorporated herein by reference.  The Company has determined that as part of its Long-Term Performance Plan it is in the best interest of the Company and its shareholders to provide an Award of Restricted Stock Units (referred to herein as an “Award”) to the Grantee.  Capitalized terms used in this Agreement and not otherwise defined herein or in the Notice of Grant have the meanings set forth in the Plan.

1. RESTRICTED STOCK UNITS. The Company hereby grants an Award of Restricted Stock Units to the Grantee as set forth in the Notice of Grant, subject to the terms, conditions and restrictions as set forth in the Plan, this Agreement and the Notice of Grant.  Each vested Restricted Stock Unit shall represent the right of the Grantee to receive one (1) share of the Company’s Stock.  Except as otherwise provided herein, the Restricted Stock Units will be settled by issuance of shares of Stock as soon as practicable after the certification date described in the Notice of Grant (the “Certification Date”), but in no event later than the last day of the fiscal year that includes the Certification Date.

2. VESTING AND TRANSFER RESTRICTIONS OF RESTRICTED STOCK UNITS.  The Grantee shall vest in the percentage of the Target Restricted Stock Units, and the restrictions described in Sections 2.1 and 2.2 shall lapse, when the conditions for Vesting set forth in the Notice of Grant are satisfied.

2.1. Termination of Employment.  In the event of a Termination of Employment (as defined in this Section 2.1) of the Grantee with all Member Companies for any reason other than death, Disability (as defined in Section 3.2 of this Agreement) or Retirement (as defined in Section 3.2 of this Agreement) prior to the satisfaction of the conditions for Vesting set forth in the Notice of Grant, then the unvested Restricted Stock Units shall be forfeited as of the date of such Termination of Employment.  For purposes of this Agreement, the capitalized term “Termination of Employment” shall mean a “separation from service” as defined in Treasury Regulation § 1.409A-1(h) and “Member Company” shall mean a “service recipient” as defined in Treasury Regulation § 1.409A-1(h)(3).

2.2. Transfer Restrictions.  Grantee’s Award or Awards under the Agreement may not be transferred, assigned, pledged or hypothecated, whether by operation of law or otherwise, other than by will or by the laws of descent or distribution, and the provisions of this Agreement, the Plan (as applicable) and the Notice of Grant shall be binding upon the executors, administrators, heirs, and successors of the Grantee.  Any levy of any execution, attachment or similar process upon the Award or Awards, shall be null, void and without effect.  Notwithstanding the foregoing, Grantee may designate one or more beneficiaries for receipt of the shares of Stock subject to vested Restricted Stock Units by delivering a beneficiary designation form to the Company.  A beneficiary designation will not become effective unless it is made on the form approved by the Company and is received by the Company prior to the Grantee’s death.

2.3. Change in Control. In the event of a Change in Control, Section 14 of the Plan shall apply to the Restricted Stock Units and the Committee may take such actions as it deems appropriate pursuant to the Plan, including accelerating vesting of the Award by waiving all or part of the conditions for Vesting set forth in the Notice of Grant.   If the vesting of Restricted Stock Units is accelerated under this Section 2.3, such vested Restricted Stock Units shall be settled within 30 days of the date of the corporate action that accelerates vesting hereunder. Notwithstanding any provision to the contrary in this Agreement, in the event accelerated vesting of the Restricted Stock Units is required based on the terms of a retention agreement entered into by and between the Grantee and the Company prior to the Date of Grant, the Restricted Stock Units shall vest as required in such agreement and shall be settled or paid within 30 days of the Grantee’s Termination of Employment. Further, in the absence of a retention agreement entered into by and between the Grantee and the Company prior to the Date of Grant that addresses vesting of the Restricted Stock Units, then if within twenty-four (24) months of a Change in Control, the Grantee has an involuntary Termination of Employment not for Cause or a voluntary Termination of Employment for Good Reason, the Company shall waive the requirement that the Grantee be employed by the Company on the date of payment or settlement of the Restricted Stock Units.

2.4. Dividends.  No cash dividends shall be paid on the Restricted Stock Units.

2.5. Adjustments for Recapitalizations.  In the event of a Transaction (as defined in Section 4.4 of the Plan), the Restricted Stock Units shall be adjusted as set forth in Section 4.4 of the Plan and any additional securities or other consideration received pursuant to such adjustment shall be subject to the restrictions and risk of forfeiture to the same extent as the Restricted Stock Units with respect to which such securities or other consideration has been distributed.

3. DEATH, DISABILITY, OR RETIREMENT OF GRANTEE.

3.1 Amount of Payment or Settlement. In the event of the Grantee’s death or Termination of Employment due to Disability prior to the Certification Date, the Company shall waive the requirement that the Grantee be employed by the Company on the date of payment or settlement of the applicable Award, and on the Certification Date the Grantee shall vest in the percentage of the Target Restricted Stock Units as certified in writing by the Committee based on performance, and such Award or Awards shall be paid or settled as soon as practicable after the Certification Date, but not later than the last day of the fiscal year that includes the Certification Date. In the event of the Grantee’s Retirement prior to the Certification Date, the Company shall waive the requirement that the Grantee be employed by the Company on the date of payment or settlement of the applicable Award, and on the Certification Date the Grantee shall vest in the percentage of the Target Restricted Stock Units as certified in writing by the Committee based on performance, and such Award or Awards shall be paid or settled as soon as practicable after the Certification Date, but not later than the last day of the fiscal year that includes the Certification Date; provided, however, that the amount of the payment or settlement under the Award shall equal: (A) the amount of the payment or settlement that otherwise would be made based on the vested percentage of the Award, as determined by the Committee based on performance, multiplied by (B) a fraction (i) the numerator of which shall be (x) zero, if Grantee’s Retirement occurs before the last day of the fiscal year that includes the Date of Grant (in which case no amount will be paid or settled under the Award), or (y) the number of full fiscal months during the period commencing on the first day of the performance period set forth in the Notice of Grant (the “Performance Period”) and ending on the date of Retirement, if Grantee’s Retirement occurs on or after the last day of the fiscal year that includes the Date of Grant; and (ii) the denominator of which shall be the number of full fiscal months in the Performance Period.

3.2     Definitions. For purposes of this Agreement,

3.2.1.    “Disability” shall mean the Grantee has been determined to be disabled under the long-term disability insurance policy of the Company or the Company determines that a qualified medical professional has opined that the Grantee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

3.2.2.    “Retirement” shall mean the Grantee’s Termination of Employment (a) on or after the date the Grantee attains the age of fifty-nine and a half (59 ½) and (b) following at least seven (7) years of Service; provided that Retirement shall not include a termination for Cause even if the requirements for Retirement are otherwise met.

3.2.3.    “Cause” shall mean a termination of the Grantee’s employment by the Company as a result of any of the following:

(i) the Grantee’s felony conviction, whether following trial or by plea of guilty or nolo contendere (or similar plea);

(ii) the Grantee’s engaging in any fraudulent or dishonest conduct with respect to the performance of your duties with the Companies;

(iii) the Grantee’s engaging in any intentional act that is injurious in a material respect to the Companies;

(iv) the Grantee’s engaging in any other act of moral turpitude;

(v) the Grantee’s willful disclosure of material trade secrets or other material confidential information related to the business of the Companies;

(vi) the Grantee’s willful and continued failure substantially to perform his the Grantee’s duties with the Companies (other than any such failure resulting from the Grantee’s incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the Grantee by the Board, which demand specifically identifies the manner in which the Board believes that the Grantee has not substantially performed the Grantee’s duties, and which performance is not substantially corrected by the Grantee within thirty days of receipt of such demand.  For purposes of this clause, no act or failure to act on the Grantee’s part shall be deemed "willful" unless done, or omitted to be done, by the Grantee not in good faith and without reasonable belief that such action or omission was in the best interest of the Company.

Notwithstanding the foregoing, the Grantee shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Grantee a copy of a resolution duly adopted by the affirmative vote of not less than three-fourths (3/4ths) of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to the Grantee and an opportunity for the Grantee, together with his or her counsel, to be heard before the Board), finding that in the good faith opinion of the Board the Grantee was guilty of conduct set forth above constituting Cause and specifying the particulars thereof.

3.2.4.    “Good Reason” shall mean the Grantee’s resignation of employment with the Company as a result of any of the following occurring on or after the Change in Control:

(i) the Grantee’s casing to hold a position materially below the Grantee’s position with the Company (or the surviving entity resulting from the merger or consolidation, through one or more related transactions, of the Company with another entity) in effect prior to the Change in Control;

(ii) a material, adverse change in the Grantee’s duties and responsibilities with the Company from those in effect prior to the Change in Control;

(iii) a reduction that is more than immaterial in the Grantee’s annual base salary as in effect immediately prior to the Change in Control or as the same may be increased from time to time thereafter;

(iv) a reduction that is more than immaterial in the Grantee’s target annual bonus (expressed as a percentage of base salary) below the target in effect for the Grantee prior to the Change in Control; or

(v) the location of the Grantee’s principal office at a location other than in the Company’s headquarters in Chesapeake, Virginia.

Notwithstanding the above, an event shall not constitute Good Reason unless it is communicated by the Grantee to the Company in writing within 90 days following the date the Grantee knows of the occurrence of such event, and such event is not corrected by the Company in a manner which is reasonably satisfactory to the Grantee (including full retroactive correction with respect to any monetary matter) within 10 days of the Company’s receipt of such written notice from the Grantee.

4. SHAREHOLDER RIGHTS.  This Award of Restricted Stock Units does not entitle Grantee to any rights as a shareholder of the Company unless and until the shares of Stock underlying the Award have been issued to Grantee by registry in book-entry form with the Company.

5. ISSUANCE OF SHARES. The Company will issue the shares of Stock subject to the Restricted Stock Units as non-certificated shares in book-entry form registered in Grantee’s name.  The purchase price of the shares of Stock is Grantee’s Service to the Company during the vesting periods. The obligation of the Company to deliver shares of Stock upon the vesting of the Restricted Stock Units shall be subject to all applicable laws, rules, and regulations and such approvals by governmental agencies as may be deemed appropriate to comply with relevant state and federal securities laws and regulations and the rules of any applicable stock exchange.

6. CODE SECTION 409A.  This Agreement and all amounts payable hereunder are intended to be exempt from Code Section 409A as short-term deferrals (as defined under Treasury Regulations Section 1.409A-1(b)(4)), and this Agreement shall be administered and interpreted consistent with that intent. To the extent this Agreement provides for a deferral of compensation subject to Code Section 409A and the regulations promulgated thereunder, this Agreement is intended to and shall be interpreted and administered as necessary to comply with Code Section 409A. All payments made under this Agreement will be treated as separate payments and will not be aggregated with any other payment for purposes of Code Section 409A and the exemptions therefrom. Notwithstanding any other provision of this Agreement to the contrary, and solely to the extent required by Code Section 409A, in the event that Grantee is a “specified employee” under Code Section 409A(a)(2)(i) and the regulations promulgated thereunder on the date of Grantee’s Termination of Employment, then amounts payable under this Award due to Grantee’s Termination of Employment (other than for death) shall be accumulated and paid without interest to the Grantee on the first business day of the seventh month following the date of the Grantee’s Termination of Employment.

7. TAXES; WITHHOLDING OBLIGATION.

7.1. Generally. Grantee shall be ultimately liable and responsible for all taxes owed in connection with the Award or Awards, regardless of any action a Member Company takes with respect to any tax withholding obligations that arise in connection with the Award or Awards. The Member Companies make no representation or undertaking regarding the treatment of any tax withholding in connection with the grant or vesting of the Award or Awards or the subsequent sale of shares of Stock issuable pursuant to the Award or Awards. Neither the Company nor any Member Company is committed or under any obligation to structure the Award or Awards to reduce or eliminate Grantee’s tax liability.

7.2. Payment of Withholding Taxes. The Company shall deduct from the shares of Stock issuable to a Participant upon the settlement of Restricted Stock Units granted hereunder a number of whole shares of Stock having a Fair Market Value, as determined by the Company, equal to the tax withholding obligations thereon of the Member Companies. Upon the settlement of such Restricted Stock Units, all tax withholding shall be satisfied by deduction of shares of Stock otherwise issuable to a Participant upon the settlement of the Award. The Fair Market Value of any shares of Stock withheld or cancelled under this Section 7.2 shall not exceed the amount determined by the minimum statutory withholding rates for each applicable tax jurisdiction.

8. NO EMPLOYMENT RIGHTS.  Nothing in this Agreement shall affect in any manner whatsoever the right or power of a Member Company to terminate Grantee’s employment for any reason, with or without Cause.

9. MISCELLANEOUS.

9.1. Governing Law; Jurisdiction and Venue. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the Commonwealth of Virginia, without giving effect to choice of law provisions thereof. The Circuit Court of the City of Norfolk, Virginia, and the United States District Court, Eastern District of Virginia, Norfolk Division shall be the exclusive courts of jurisdiction and venue for any litigation, special proceedings or other proceedings between the parties that may be brought, or arise out of, in connection with, or by reason of this Agreement, except to the extent of proceedings required to be brought in accordance with any arbitration agreement between the parties, and the parties to this Agreement hereby consent to the jurisdiction of such courts.

9.2. Entire Agreement; Enforcement of Rights.

9.2.1.    The Plan and the Notice of Grant are hereby incorporated by reference in this Agreement. This Agreement (including the Plan and the Notice of Grant) sets forth the entire agreement and understanding of the parties relating to the subject matter herein. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in a writing signed by the Company and the Grantee to this Agreement. In the event of a conflict between this Agreement and the Plan, the terms of the Plan control. A copy of the Plan may be obtained from the Chief Human Resources Officer of the Company (or such other party as the Company may designate). This Agreement is subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan.

9.2.2.    The failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of any rights of such party. Any action or proceeding to enforce this Agreement shall be brought in accordance with the requirements of any arbitration agreement between the parties, except that the Company may seek temporary or permanent injunctive relief or other forms of immediate relief related to a breach of any of the covenants in this Agreement in the state or federal courts located in Norfolk, Virginia.

9.3. Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith.  In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

9.4. Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient when delivered personally or sent by fax, or twenty-four (24) hours after being delivered to a reliable overnight courier service for overnight delivery (with delivery costs prepaid), or forty-eight (48) hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, and addressed to the party to be notified at such party’s address as set forth below or as subsequently modified by written notice.

9.5. Successors and Assigns.  The rights and benefits of this Agreement shall inure to the benefit of, and be enforceable by, the Company’s successors and assigns.  The rights and obligations of Grantee under this Agreement may only be assigned with the prior written consent of the Company.

9.6. Disclosure of Information.  In the event the Committee determines that the Grantee has materially violated the provisions of this Section 9.6, the Grantee shall immediately forfeit all unvested Awards.  The Grantee recognizes and acknowledges that the Company’s trade secrets, confidential information, and proprietary information, including customer and vendor lists and computer data and programs (collectively “Confidential Information”), are valuable, special and unique assets of the Company’s business, access to and knowledge of which are essential to the performance of the Grantee’s duties. The Grantee will not, before or after his date of Termination of Employment, in whole or in part, disclose such Confidential Information to any person or entity or make such Confidential Information public for any purpose whatsoever, nor shall the Grantee make use of such Confidential Information for the Grantee’s own purposes or for the benefit of any person or entity other than the Company under any circumstances before or after the Grantee’s date of Termination of Employment; provided that this prohibition shall not apply after the Grantee’s date of Termination of Employment to Confidential Information that has become publicly known through no action of the Grantee. The Grantee shall consider and treat as the Company’s property all memoranda, books, records, papers, letters, computer data or programs, or customer lists, including any copies thereof in human- or machine-readable form, in any way relating to the Company’s business or affairs, financial or otherwise, whether created by the Grantee or coming into his or her possession, and shall deliver the same to the Company on the date of Termination of Employment or, on demand of the Company, at any earlier time.

9.7. Claw-back. The Grantee acknowledges and agrees that this Award of Restricted Stock Units is subject to the provisions of Section 19.1 of the Plan, “Forfeiture Events; Recoupment,” and to the provisions of any claw-back or similar policy implemented by the Company, whether before or after the Date of Grant.